EXHIBIT 99.1


                                NEWS RELEASE

            ABRAXAS REPLACES 218% OF 2003 PRODUCTION FROM DEVELOPMENT
                ACTIVITIES WITH FINDING COSTS OF $1.15 PER MCFE

SAN ANTONIO, TX (March 2, 2004) - Abraxas Petroleum Corporation (AMEX:ABP) today announced proved reserves at December 31, 2003. Total proved crude oil and natural gas reserves were 121.1 Bcfe at year-end 2003, of which 56.7 Bcfe were proved developed compared to 112.5 Bcfe at year-end 2002, of which 46.3 Bcfe were proved developed. The 2002 numbers are after the sale of the Company's Canadian producing assets, which closed on January 23, 2003. This 15.9 Bcfe increase, (considering 7.3 Bcfe of production during 2003) represents replacing 218% of the Company's 2003 production. Based on the Company's capital spending of $18.3 million during 2003 on retained assets, these new reserves were added at a finding cost of $1.15 per Mcfe. The independent reservoir-engineering firm of DeGolyer and MacNaughton prepared the year-end reports for both U.S. and Canadian properties of the Company.

Under SEC guidelines, Abraxas' proved reserves at December 31, 2003 were computed utilizing unescalated year-end realized commodity prices of $31.03 per barrel of oil and $5.13 per MMBtu of natural gas on U.S. reserves and $31.02 per barrel of oil and $4.71 per MMBtu of natural gas on Canadian reserves. Using these prices, the discounted net present value of the proved reserves ("PV10"), before projected income taxes, at December 31, 2003, using a 10% discount rate, was approximately $217 million. This PV10 compares to $136 million at the end of 2002, on retained assets, utilizing year-end 2002 realized prices.

Abraxas' President, Bob Watson, commented, "With the announcement of our year-end reserves, we have again demonstrated our business plan is working and our development activities continue to be successful. The fact that we were able to replace our 2003 production by over 200% at a very attractive finding cost of $1.15 per Mcfe testifies to the quality of our assets and should set up a continuation of this success for the near term. This replacement is even more impressive considering that a significant amount of our 2003 capital spending related to conversion of proved undeveloped reserves to proved developed, and did not generate new incremental reserves to our total. The continuing strength in the commodity markets and the demonstrated quality of our inventory of development projects should help us in our ongoing efforts to maximize shareholder value."

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company. The Company operates in Texas, Wyoming and western Canada.

Safe Harbor for forward-looking statement: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by the Company for crude oil and natural gas. In addition, the Company's future crude oil and natural gas production is highly dependent upon the Company's level of success in acquiring or finding additional reserves. Further, the Company operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond the Company's control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in the Company's filing with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Janice Herndon/Manager Corp. Communications
Telephone 210.490.4788
jherndon@abraxaspetroleum.com
www.abraxaspetroleum.com